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                                   EXHIBIT 8
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                              The ASK Group, Inc.
                              2880 Scott Boulevard
                                 P.O. Box 58013
                          Santa Clara, CA  95052-8013

                                  May 18, 1994


Electronic Data Systems Corporation
7171 Forest Lane
Dallas, Texas  75230
Attn:    President, Manufacturing and
         Distribution Division

Ladies and Gentlemen:

         This letter is being delivered to you in connection with the transactions contemplated by the Stockholder Option Agreement, dated as of May 18, 1994, among Speedbird Merge, Inc. ("Merger Sub") and certain holders of the shares of Common Stock of The ASK Group, Inc. (the "Company"), including Electronic Data Systems Corporation ("EDS"). Reference is also made to that certain Agreement and Plan of Merger, dated as of May 18, 1994 (the "Merger Agreement"), among Computer Associates International, Inc. ("CA"), Merger Sub and the Company.

         As an inducement to CA and Merger Sub to enter into the Merger Agreement, you agree that, effective upon the execution and delivery of the Stockholder Option Agreement and the Merger Agreement and for as long as the Merger Agreement has not been terminated in accordance with its terms, all rights that you have under Section 7.8 of the Common Stock Purchase Agreement, dated as of August 31, 1990 (the "Purchase Agreement") among the Company, EDS and Hewlett-Packard Company, whether presently existing or arising as a result of the transactions contemplated by the Merger Agreement, are hereby waived and released.

                                        Very truly yours,

                                        The ASK Group, Inc.


                                        By:
                                        Title:  Vice President


AGREED as of May 18, 1994:

ELECTRONIC DATA SYSTEMS CORPORATION


By:
       Vice President